Exhibit 3.9

CERTIFICATE OF FORMATION

OF

MCGRAW-HILL EDUCATION PUBLICATIONS OVERSEAS LLC

The undersigned, an authorized natural person, for the purpose of forming a limited liability company under the provisions and subject to the requirements of the Delaware Limited Liability Company Act, 6 Del. C. §§ 18-101 et seq., hereby certifies that:

1. The name of the limited liability company is McGraw-Hill Education Publications Overseas L.L.C.

2. The address of the registered office and the name of the registered agent at that address are:

Corporation Service Company

2711 Centerville Road

Suite 400

Wilmington, DE 19808

Executed on January 24, 2012.

By:	/s/ Daniel Guetta
	Name:	Daniel Guetta
	Title:	Authorized Person